Exhibit 99.2

American Eagle Outfitters, Inc.

Second Quarter 2018 Earnings

Conference Call Transcript August 29, 2018

Operator: Greetings and welcome to the American Eagle Outfitters Second Quarter 2018 Earnings Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Ms. Judy Meehan, Vice President of Investor Relations for American Eagle Outfitters. Thank you. You may begin.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Good morning, everyone. Joining me today for our prepared remarks are Jay Schottenstein, Chief Executive Officer; Chad Kessler, Global Brand President of the AE Brand; Jen Foyle, Global Brand President of Aerie; and Bob Madore, Chief Financial Officer.

Before we begin today’s call, I need to remind you that we will make certain forward-looking statements. These statements are based upon information that represents the company’s current expectations or beliefs. The results actually realized may differ materially based on risk factors included in our SEC filings. The company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise except as required by law.

Also please note that during this call and in the accompanying press release, certain financial metrics are presented on both a GAAP and non GAAP adjusted basis. Reconciliations of adjusted results to the GAAP results are available in the tables attached to the earnings release, which is posted to the company’s website at ae.com in the Investor Relations section. Here you can also find the second quarter investor presentation.

Consistent with the retail calendar and the 53rd week last year, the second quarter’s financial report and discussion today reflects the quarter ended August 4, 2018, compared to the quarter ended July 29, 2017. Comparable sales are shifted to reflect the comparable period of the quarter ended August 4, 2018, against August 5, 2017.

And now, I would like to turn the call over to Jay.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Okay. Thank you, Judy, and good morning, everyone, and thanks for joining us today. I am extremely pleased to see strong business momentum continue. In the second quarter, comparable sales increased 9% and adjusted EPS rose 79% to $0.34 per share. These results exceeded our expectations.

AE produced a 7% comp increase and Aerie grew 27%. In addition to strong digital sales, each brand delivered positive store comps for the third quarter in a row and demonstrated incredible consistency. This was the 14th consecutive quarter of positive comps for AEO, Inc.

Great talent, strong brands and product leadership are fueling our success. Our healthy cash flow and this year’s additional financial flexibility from tax reform has enabled us to continue to invest in our people, our brands and in the customer experience. I’m proud of the outstanding progress over the past four years. Our teams have successfully transitioned AEO during a period of real disruption in the retail sector. We have grown into a multi-brand company with two of the leading brands in the industry: American Eagle and Aerie.

Our core strategies continue to drive results. Those include: leverage our leading position in AE jeans and bottoms to expand our market share; accelerate Aerie growth; strengthen our customer connection and deliver financial returns.

I’d like to go into some detail on how our execution against these strategies fueled our second quarter results. First, within the AE brand, we achieved our 20th straight quarter of record jeans sales. The team remains consistently focused on developing the highest quality and newest fabrics. We offer compelling fits and styles that strongly resonate with our core consumer and attract new customers to the brand. Our focus on quality and newness goes beyond bottoms. We continue to offer the best merchandise to complement our jeans across all apparel categories.

Aerie’s performance is nothing short of spectacular, marking nearly four years of consecutive double-digit growth. Aerie represents a meaningful growth engine for AEO. Anchored on the body positivity movement, we continue to register record growth and market share gain across the intimate space. I’m very pleased with how Aerie has evolved into a lifestyle brand fueling expanding wallet share and a rapidly growing customer base. Our sights are set on reaching our next brand milestone of $1 billion in sales.

The third pillar of our growth strategy, strengthening and deepening our connection with customers at both American Eagle and Aerie is core to our success. Our unique marketing campaign AE X ME and Aerie Real are focused on promoting youth empowerment and diversity. Ongoing investments in digital capabilities as well as our loyalty program AEO Connected are all geared towards elevating customer engagement.

In addition to effective new ad campaigns and digital marketing investments, we put greater emphasis on a customer-focused selling culture and elevating our in-store experiences. The results have been impressive. In addition to leveraging mall traffic, we have achieved higher customer conversion rates and healthy growth in transactions.

I am pleased to highlight that our newest store designs in AE and Aerie are performing well. These stores provide an updated modern design that improve customer engagement and highlight our key lifestyle categories of AE jeans and Aerie bras.

Delivering financial returns is our fourth pillar. In the second quarter, we made investments in our people and in our business while again delivering our financial priorities and increasing shareholder value. We are committed to driving further growth and strong returns on capital investments. We ended the second quarter in strong financial position with over $363 million in cash and investments and no debt, and we achieved record sales, gross margin improvement, and increased operating margin.

As I look ahead, I’m very optimistic. We have an outstanding team of people who are highly talented and committed to delivering ongoing success. With a goal of consistency creating great product and brand experiences, we are uniquely positioned for profitable growth and superior shareholder returns. Congratulations to the entire AEO team on another well executed quarter.

Now, I’d like to turn it over to Chad.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Thanks, Jay. Good morning, everyone. I’m very excited to report another strong quarter for the American Eagle brand. The comparable sales accelerated to a 7% increase in the quarter. We delivered record sales volume on less promotional activity driving a higher margin. The AE team is delivering great product and service to our customers. We saw broad-based strength across all areas of the business including men’s and women’s with most merchandise categories up to last year.

Mainline and factory stores delivered a positive comp while the web continues to grow. We are creating strong collections for our customers using our leading jeans business to drive wallet share gains.

In the second quarter, AE posted strong comps by gender with men’s up 4% and women’s up 8%. In men’s, I continue to be pleased with the ongoing improvements across the board. In women’s, the team successfully leveraged our speed sourcing capabilities to react to exciting new fashion trends. Customers are responding across apparel as well as accessories driving an accelerated sales trend from earlier in the spring season.

We continue to lead with bottoms. Our jeans business delivered another record quarter performance marking the 20th consecutive quarter of comp growth. The fall jeans collection is performing extremely well. Customers love next-level jeans which feature the softest most innovative fabrics and fits yet. Together with our True You Sizing, we will extend our leadership as the jeans brand for this generation.

The AE brand is building a stronger emotional connection with our customers. AE X ME has been a powerful platform for that connection to grow. Our customers are speaking out engaging with the brand and feeling empowered to be themselves. Our new jeans campaign, Make Moves, highlights our next level of jeans and the unique personalities of our real cast.

Digital continues to post the strongest growth for the brand, driven by increases in mobile. We are leveraging our significant customer database to strengthen engagement and deliver greater personalization.

Turning to stores, during the quarter we strategically invested in payroll to enhance the customer experience and improve service levels. This contributed to the stores’ healthy top line growth, which produced strong bottom line growth in the quarter. We will continue this focus to make sure customers experience tidy stores, healthy in-stock levels and helpful associates every time they visit an AE store. Recently, we opened our first new store design in the Northshore Mall in Boston, an updated iteration of the AE Studio.

We are very pleased with the performance of the store which closely aligns the physical store with our AE X ME brand platform. The design showcases our leadership in jeans along with better outfitting choices, customization, social moments and unique product activations, all features designed for greater customer engagement, acquisition and higher customer spend.

Looking ahead, I am very excited about the second half of the year. The fall season’s off to a great start with encouraging new fashion trends and strong results in some of our most important fall and winter categories. And our upcoming collections look terrific. My long-term outlook is just as bright as we continue to expand our market share delivering on our strategic growth pillar.

The AE team is firing on all cylinders. Our sights are set on the next billion and beyond as we continue distancing ourselves from the competition through our well-positioned brand, product leadership, innovative marketing and strong focus on enhancing the customer experience. Thanks to our dedicated associates for producing these excellent results.

Now, I’ll turn it over to Jen.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Thanks, Chad, and good morning, everyone. Aerie registered another industry-leading sales comp increase of 27%, following a comp of 26%

last year. I’m very proud to say this marked our 15th consecutive quarter of strong double-digit sales growth. All areas of the business experienced growth with strength across apparel, core bras, undies and swim. Sales metrics were healthy. We continue to expand our customer base and gain market share. Our unwavering focus remains on building the Aerie brand through the lens of our core customers. Everything we do, we do it with our customer at the center.

As we build on our leadership position within the body positivity movement, I am excited to highlight our recent introduction of our revolutionary new bra collection and the 360-degree shopping experience. Our redesigned Real Bra line delivers even more innovation and comfort. Additionally, we are offering an expanded range of sizes. The first of its kind of in-store and online experience built on our most successful core bra collections, all of which have been updated with a real twist.

The inspiring Aerie Bras Make You Feel Real Good campaign remains true to the brand’s #AerieREAL commitment. The campaign features a series of initiatives centered on a diverse cast of 57 real and inspiring women modeling the collection. I’m thrilled to see our customers responding extremely well, leading to our best core bra comp in over two years with record volumes.

In the second quarter, we saw sales strength in all selling channels. Additionally, the quarter marked consistency across all store formats. In fact, this was the third quarter in a row, in which both standalone and side-by-side store formats posted over 20% comp growth. Aerie’s online business is simply spectacular producing a 30% sales gain in the quarter.

We continue to be very pleased with our new store designs including 58th and Lexington Avenue in New York City, Raleigh’s Crabtree Mall and Nashville’s Cool Springs Mall. Our new SoHo store on Spring Street opened in July and is off to a terrific start. Stores remain an important tool in building the Aerie brand and we see tremendous runway for growth. Our store opening plans for next year will ramp up to 50 to 80 locations including a number of new markets.

Before I wrap up, I’d like to express my optimism, as we look to the second half of the year and beyond. Our fall and holiday collections are amazing, and we can’t wait to delight our customers. As Jay highlighted, Aerie’s a key growth engine within AEO’s strategic plan. Our sights remain set on reaching the next milestone of $1 billion in sales.

We continue to grow our customer base at a rapid pace while extending our category reach with successful expansion in the swim, active wear apparel and continued growth in bras and undies. We have a unique platform and an amazing talent serving the brand and our customers every day. Another big thank you to my team as Aerie continues to challenge the intimate apparel industry and deliver real growth.

Thank you. And now, I’ll turn the call over to Bob.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Thanks Jen, and good morning, everyone. We continue to make significant progress in the second quarter. Our results reflected broad-based strength and consistency across our brands, merchandise categories and channels. Investments to strengthen the in-store customer experience help contribute to improved store performance and positive quality of sale metrics. Operating income growth was driven by strong sales and the leverage of certain fixed expense resulting in our highest second quarter EPS since 2007.

My comments will compare to adjusted second quarter financials last year which excluded certain items as detailed in the press release and tables on pages 4 and 9 of the investor presentation.

Total revenue increased $120 million rising 14% to a record $965 million. Approximately $40 million of the revenue increase was due to the shifted retail calendar, which resulted in a high volume back-to-school selling week shifting into the second quarter.

Comparable sales, which are shifted to reflect the like-for-like period, increased 9%. Additional sales information can be found on page 11 of the investor’s presentation. By brand, second quarter American Eagle comps were up 7% and Aerie comps increased 27%. I’m pleased to report that brick-and-mortar stores for both brands again posted positive comps sales marking the third straight quarter of increased store comps. In fact, on a consolidated basis, stores increased in the high-single digits. And our digital business again grew at an impressive pace, marking the 14th straight quarter of double-digit sales growth representing approximately 24% of total revenue.

Regarding our quality of sale metrics, it was a strong quarter. On a consolidated basis, we saw improvements nearly across the board. Increases in traffic, transactions and customer conversion rates drove performance and we saw improvements to the transaction value and average unit retail price.

Total gross profit increased 20% to $353 million from adjusted gross profit of $294 million last year. The gross margin rate increased 170 basis points to 36.6% of revenue primarily due to rent leverage.

Selling, general and administrative expense of $234 million deleveraged 20 basis points to 24.3% as a rate to revenue. Investments in customer-facing payroll combined with higher wages, increased incentive expense and advertising contributed to the majority of the increase from $204 million last year.

Depreciation and amortization expense increased 6% to $43 million from $40 million last year due to continued investments in our business. As a rate to revenue, depreciation leveraged 40 basis points to 4.4%.

Operating income rose 52% to $76 million from adjusted operating income of $50 million last year. The operating margin improved 190 basis points to 7.9% as a rate to revenue.

The effective tax rate decreased to 21.9% compared to 34.7% last year primarily due to the impact of the U.S. Tax Cuts and Jobs Act. Earnings per share of $0.34 increased 79% from adjusted earnings per share of $0.19 last year and exceeded our guidance of $0.27 to $0.29.

Now regarding inventory, which can be found on page 12 of the investor presentation, we ended the quarter with inventory at cost of $466 million, up 8% from last year which is in line with our guidance from the first quarter. Looking forward, we expect third quarter ending inventory to be up in the high-single digits, in line with our sales expectations.

Capital expenditures totaled $54 million in the second quarter and we continue to expect CapEx to be in the range of $180 million to $190 million for the year. Roughly half of the spend relates to store remodeling projects and new openings and the balance to support the digital business, omni-channel tools and general corporate maintenance.

As a result of strong free cash flow, we ended the quarter with total cash and investments of $363 million, up $170 million or 88% compared to $193 million last year. We returned $24 million to shareholders in cash dividends in the quarter.

Now turning to our real estate portfolio, we are planning to open approximately 40 Aerie stores this year. Additionally, we will open approximately four AE stores net of closures. We also continue to expand our global footprint. So far this year, we’ve opened 14 licensed stores including our first two stores in India. We ended the second quarter with 223 licensed stores.

Looking forward, we have runway for growth and we’ll continue to explore additional countries for international expansion. And as Jen mentioned, we’re accelerating our Aerie footprint next year with initial plans to open 50 to 80 Aerie stores. Additional store information can be found on pages 15 through 17 in the investor presentation.

Now looking ahead to the third quarter, we continue to be pleased with the performance of our business. We expect third quarter earnings per share of $0.45 to $0.47 based on comparable sales in the high-single digits and total revenue growth in the mid-single digits, reflecting the approximately $40 million shift into the second quarter due to the shifted retail calendar. Our third quarter guidance compares to adjusted earnings per share of $0.37 last year and excludes potential impairment and restructuring charges.

In closing, congratulations and thanks to the entire AEO team for delivering a great quarter. I’d like to underscore the strength of our brands, significant growth opportunities and confidence I have in our business. We remain focused on driving continued positive performance and returns to our shareholders.

Thanks. And now, we’ll open up the call for questions.

Operator: Thank you. [Operator Instructions] Our first question comes from the line of Brian Tunick from the Royal Bank of Canada. Please proceed with your question.

Brian Tunick – RBC Capital Markets LLC Analyst: Thanks. Good morning and congrats to the team on the quarter and the performance.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Thanks, Brian.

Brian Tunick – RBC Capital Markets LLC Analyst: Wanted Bob maybe to talk a little about the merchandise margin in the second quarter and also what are some of the components between margin guidance in the third quarter to get to the earnings number. And then for Chad, maybe you mentioned the $1 billion opportunity for the AE brand. Just curious about is that new categories, new country? Just give us some more color on where you think the $1 billion growth could come from in the AE brand? Thanks very much.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Thank you, Brian. Very good questions. So regarding merch margin and overall gross margin performance in the second quarter, our merch margin was up slightly – up significantly in the AE brand and actually down slightly within Aerie. Within Aerie, strong performance across all categories from a comp perspective. But as we closed out the quarter and as the brand and the business launched the new bra launch, we cleared the prior merchandise in the end of July. And July ended up being a little bit more promotional in the swimwear category than we had initially anticipated. Having said that, swim had an extremely strong comp performance off a very strong performance last year. So, slightly up in merch margin total company and we achieved significant leverage across rent with the strong stores comp performance that we had at high-single-digit comps.

Looking forward to third quarter and expectations from a merch margin perspective, we are expecting merch margin improvement better than what we saw actually in the second quarter for certain driven by performance across both brands.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: And for the next $1 billion for AE, the biggest factor domestically will be our jeans business. We still believe we have a lot of runway in our bottoms business driven by jeans. We have a lot of men’s growth left to get back to where we’ve been. And we’re looking to rebuild the women’s accessories business. So I think just in North America, we have a lot of runway left towards that $1 billion and then we do have a lot of opportunity as we become the world’s casual American brand. There you’ve lots of places that we have not saturated. We aren’t even in Western Europe yet. We just opened two stores in India and we have a lot of expansion left in China and throughout Asia. So there is a lot of opportunity for the AE brand both domestically and internationally.

Operator: Thank you. Our next question comes from the line of Tiffany Kanaga with Deutsche Bank. Please proceed with your question.

Tiffany Kanaga – Deutsche Bank Securities, Inc. Analyst: Hi. Thanks for taking our questions. Can you help us understand your sales deleverage which was a bit surprising given such a strong comp plus the calendar shift benefit? Would you dig into the key drivers behind the expense growth in the quarter compared to your original guidance for leverage? And what we should expect for the third quarter and beyond? It sounds like some of these investments in wages and payroll are likely to be an ongoing pressure. So do you think you can return to leverage despite the calendar shift reversing?

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah. So the increase in SG&A expense in the quarter was due to a number of things. First, as Chad pointed out and I believe also Jay, we made a conscious investment in stores payroll, customer-facing stores payroll in particular, to enhance the customer service levels. Our core products of jeans and bras within Aerie really require an enhanced selling effort and we actually think it’s a competitive differentiator for us and we’ve seen very positive conversion rate increases as a result of that investment. Not to mention our in-stock rates improving and other enhancements to customer service.

Another thing really driving that increase versus the prior year is based on our strong performance this year versus last year. There’s a significantly higher incentive expense this year that we recorded. We were also seeing some slight wage increases through increases in minimum wage in different states, but we’ve also consciously upgraded talent in our retail field, which has driven a little bit of that increase also.

And then lastly, we made a conscious investment in advertising. I don’t know if you’ve seen the back-to-school campaign for AE brand, but it’s nothing less than spectacular. In addition, the Aerie brand continues to support its strong brand platform with its advertising and marketing associated with its new bra launch and back-to-school. So, that’s really what drove the SG&A deleverage in this quarter, the second quarter.

Looking out to the third quarter, in light of, as you pointed out, the shift in the retail calendar, which really moves about $40 million of revenues from the third quarter into this second quarter that we just reported, we’re actually expecting SG&A expense to deleverage in the quarter also.

Operator: Thank you. Our next question comes from the line of Matthew Boss with JPMorgan. Please proceed with your question.

Matthew Boss – JPMorgan Securities LLC Analyst: Great. Thanks. On your high-single-digit 3Q comp outlook, I guess any changes to ADS or transactions which I think were both up mid-singles this quarter. And then just on the Eagle concept specifically, what would be the underlying metric that best accounts for the improvement in comp that you saw this quarter?

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: So we’re not really anticipating any material changes in those metrics in the third quarter. Chad, I’ll let you answer that.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yeah. I think, honestly, the improvements in AE are across the board. So we see continued strength and recovery in the men’s business. The women’s business definitely accelerated from Q1 to Q2 as we responded to emerging fashion trends. We’ve talked about the stores’ performance, the positive performance across other channels. We’re seeing accessories coming back. And then in terms of specific metrics, we’re really seeing improved selling metrics across the board. We’re seeing improvements in conversion, UPTs, ADS. It’s really a healthy business that the American Eagle brand is driving right now. And as I said, we’re firing on all cylinders. It’s across genders. It’s across categories. It’s across channels and across a lot of the selling metrics. It’s really positive.

Matthew Boss – JPMorgan Securities LLC Analyst: Congrats.

Operator: Thank you. Our next question comes from the line of Jay Sole with UBS. Please proceed with your question.

Jay Sole – UBS Securities LLC Analyst: Great. Thank you. Bob, I think I heard you say that the plans for Aerie for next year are 50 to 80 store openings. Can you just walk us through the decision process to whether you can open 50 or 80 or how you’re going to get to the exact number?

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yes. Hi, Jay. How are you?

Jay Sole – UBS Securities LLC Analyst: Good.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: We’ve given a range of 50 to 80, and to be honest with you that range really reflects what our aspirations are for the next three-year period. It’s really going to come down to the availability of attractive locations for Aerie expansion. That’s why we’ve got such a large range. We are not going to go into the malls just to increase store count. We’re very disciplined around the criteria that warrant entering into a store location, which is why we gave the 50 to 80 range. Really looking to ramp up to 80 store openings, probably looking out to the next two to three years just in light of supply and then really just being able to execute.

We’ve got a trading market expansion strategy as opposed to just opening up one-off stores as they come available in different states. We’re really looking for scale to leverage marketing media, but most importantly, the digital halo that we see when we open a brick-and-mortar store.

Jay Sole – UBS Securities LLC Analyst: Got it. And then maybe just to put a finer point on the gross margin, you talked to the 170 basis point improvement on a year-over-year basis in 2Q was due a lot to rent leverage. If we normalize for the calendar shift, how much of the calendar shift improved the gross margin in the rent leverage in 2Q and how much would that change in 3Q? That’s basically the question.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: It would shift it, call it, 30 to 40 basis points.

Operator: Thank you. Our next question comes from the line of Janet Kloppenburg with JJK Research. Please proceed with your question.

Janet Kloppenburg – JJK Research Analyst: Good morning, everyone, and congrats on a nice quarter. Just to follow up on that question with regard to third quarter gross margin opportunity, would you expect the merchandise margin opportunity to be better in the third quarter? And I’d like you to address the Aerie merchandise margin if you could, and if that would offset that 30 to 40 basis point differential based on the August week shift.

And secondly, on the Aerie operating margin, maybe Bob or Jen can give us an idea of how the operating margins of that brand are scaling and when they may approach or match that of the AE brand. Thank you.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah. Thank you, Janet. We are expecting better merchandise margins in the third quarter than we experienced in the second quarter from both AE brand and the Aerie brand. We will – obviously with the revenue shift and based on the question just asked by Jay, there will be less leverage of rent reflected in our overall gross margin performance, but we are anticipating that merch margin definitely comes in stronger than the third quarter. If I’m understanding your second question appropriately...

Janet Kloppenburg – JJK Research Analyst: Wait Bob. Bob, Can I just ask the question? What I was asking is should we anticipate that the rate of merchandise margin improvement can compensate for the lower level of rent occupancy because of your calendar shift?

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: It will not fully cover the reduction in rent leverage due to the revenue shift.

Operator: Thank you. Our...

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: And then regarding Aerie, we don’t disclose separate operating margins within the brands. But as Aerie continues to grow, we anticipate their operating margin to be par with American Eagle brand within the next three-year period.

Operator: Thank you. Our next question comes from the line of Oliver Chen with Cowen & Company. Please proceed with your question.

Oliver Chen – Cowen & Co. LLC Analyst: Hi. We were curious about the holiday period and what you’re thinking about in terms of this year versus last year and some general key priorities. And a broader question is you’ve done a great job leading with breadth, depth and technology in denim. What are your thoughts going forward and how to best leverage this loyalty factor into other categories within the store to drive UPTs and cross-selling? Thank you.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yeah. Thanks, Oliver. I’m really optimistic looking forward to the holiday season. Last year, we had a pretty good Q4, but there isn’t one area of the AE brand that lacks opportunity to improve results over last year. So whether its jeans being our core category leaning in, we’re trying to figure out how we can push jeans even harder and get more jeans as a number one gift into more people’s hands. Women’s tops has a lot of opportunity in Q4. And as I’ve said, we continue to look at recovering volume both in men’s as well as in women’s accessories. And I think we’re on a strong path to doing that. So I’m really optimistic for Q4.

I think we definitely look at jeans as a great leverage point for customer loyalty. Our new loyalty program makes jeans a key part of – has jeans as a key part of that program. But we are looking to see that how can we, when we get the customer in for jeans, get them into more categories and build UPT and ADS with that. I think we have a lot of opportunities throughout tops with outfitting and with accessories to make sure that the customers in the fitting room trying on jeans is getting into other categories and building their total basket.

Operator: Thank you. Our next question comes from the line of Dana Telsey with Telsey Advisory Group. Please proceed with your question.

Dana Telsey – Telsey Advisory Group LLC Analyst: Good morning, everyone, and congratulations. As you think about the men’s business, which I think was up 4%, this had been up 7% in the first quarter, anything to note there in terms of what you’re seeing category wise? And then given it was less promotional this quarter, could we see less promotions going forward? And how you’re marrying that with the loyalty program? How is loyalty doing? Thank you.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Sure. Yeah. So the men’s performance continues to be strong. Q1 was really fueled by strength in long bottoms, which we had commented on in the last call. It was really exceptional. We continue clearly with another record bottoms quarters, still having great bottoms business, but Q1 had really exceptional long bottoms.

The men’s tops business and accessories business continue to show improvement. And it’s really nice to see that we actually are growing margins faster than top line in those men’s businesses. So I feel really good about how men’s is performing and how it performs going forward.

We do plan to be less promotional throughout Q3 and in the back half trying to drive higher margin rates. And we do look at – the loyalty program is now an ongoing reward and redemption opportunity for those who are enrolled. And so we do look to pull back on the general lease line as we have loyalty as an ongoing week-to-week redemption opportunity for the customers.

In loyalty, you asked how it’s doing. We are exceeding our goals for acquisition, and customers in the program are spending more frequently and more often. So we’ll be coming up on a year anniversary of the program in September, and we’ll constantly look to see if there are adjustments we can make. But overall, it seems we’re driving positive results.

Operator: Thank you. Our next question comes from the line of Paul Lejuez with Citi. Please proceed with your question.

Paul Lejuez – Citigroup Global Markets, Inc. Analyst: Hey. Thanks, guys. Just want to go back to 50 to 80 store openings at Aerie next year. I’m curious about your expected mix of side-by-side versus standalone locations. And how many malls do you anticipate the stores will be opening where there is already in American Eagle? Also curious about off mall locations. And if the Soho store makes you think any differently about how many stores – Aerie stores you can have in city locations. Thanks.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: We’re still working through this. As Bob mentioned, we have a very disciplined process. And what we’re really concentrated on is the markets that we know we can go in and be successful. And we know, I say this quite often but when we open up a store, we know there’s a great digital halo and it’s about a 50-50 split. So we have a pretty rigorous real estate meeting coming up and we’re going through all the opportunities. Our team is out there scouring all the new markets for Aerie. And we’ll have some more info around that as we get closer into the end of the year.

We are opening up the 40 stores this year. And Soho, as you know, is our new market design and we’re pretty excited about that. We’ve tested that design in malls as well, so a couple of new malls with that new design in place. And we’re seeing great results with the new design. Comps that are exceeding our average comp for the total box. So, more to come there, but we definitely know obviously we have a lot of opportunity just in the U.S. only being in the 15 states. So we have a lot of work to do just domestically before we even think about international.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: And as to point out, we have a pretty disciplined site selection process. And whether you open a standalone store or a side-by-side store, part of it is really driven by availability of adjacent space and I guess the like – how positive you feel about the location of the store, are you on the 20-yard line versus the 50-yard line, et cetera. Both formats perform extremely well for us and it’s really going to be a function of what’s available in what market. I will say the vast majority of the locations will (1) be in mall locations and (2) the majority will be sharing malls with its sister brand, brother brand American Eagle.

Operator: Thank you. Our next question comes from the line of Simeon Siegel with Nomura Instinet. Please proceed with your question.

Simeon Siegel – Nomura/Instinet Analyst: Thanks. Good morning, guys, and congrats on the comp strength. Bob, how do you – can you speak to the SG&A dollar growth over the next, maybe 6 to 18 months, maybe focusing on some of the prime drivers, so the labor marketing, how do you expect that to look? Sorry if I missed it. Did you comment on how store-level traffic performed? And then did you say what the productivity gap is between Aerie standalone and side-by-sides? Thanks.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: So on SG&A performance going forward, I think you can think of Q3 from a dollar increase perspective in line with the performance in Q2. And looking forward, we haven’t really given guidance – haven’t given guidance on Q4. We’ll give that next quarter. But you can expect SG&A growth to be high-single digit looking out to Q4.

From a store traffic perspective, mall traffic was down 2%. Our overall store performance was pretty much flat in total across both concepts and we significantly leveraged mall traffic vis-à-vis our store comp performance. So as I said, store comp was minus 2% and our store comp performance was plus 8%.

And then as far as productivity growth between AE standalone and side-by-sides, we really don’t disclose that between the concepts, but they are fairly similar.

Operator: Thank you. Our next question comes from the line of Kimberly Greenberger with Morgan Stanley. Please proceed with your question.

Kimberly Greenberger – Morgan Stanley & Co. LLC Analyst: Great. Thank you so much. Good morning. I wanted to ask about e-commerce growth in the quarter. Obviously with the store comp, Bob, I think you said that was up 8%. That’s extremely strong. Was e-commerce also strong? And then are you seeing any leverage or deleverage within the e-commerce fulfillment bucket?

Secondarily for Jen, I wanted to know – you’ve commented in the past about the really impressive growth of the apparel business at Aerie. I think in the several of the past quarters, it was growing in the 50% to 60% range. Any update there on how that business grew in the second quarter? And as you’re thinking about differentiation of that apparel product in the Aerie brand versus let’s say the American Eagle women’s product, what are the guardrails that you have to sort of ensure that it’s different than what the American Eagle women’s offering is? Thanks so much.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah. Thank you, Kimberly. Regarding e-commerce growth in the second quarter, that business grew mid-teens from a sales perspective. And regarding your question on deleverage or leveraging from e-commerce fulfillment, we experienced a slight deleveraging as a result of that.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: And regarding apparel, yeah, we’re still seeing really nice comps in that business and we will continue to build out the lifestyle for the Aerie girl. We love our CHILL. PLAY. MOVE. assortment and there’s still a lot to be had there. We’re not even fully really bought out to what we think we can do from category offerings in that part of the business.

Our leggings continue to just be amazing as well as our new Chill bra top. So that said, Chad and I have a pretty rigorous discipline as we look at each other’s assortment. We’re joined at the hip here, so we make sure that we don’t duplicate. However, in some cases, where there’s a trend, I’m making it up – say it was fleece, we think its okay for us to deliver assortments like that because it’s just answering the need of the girl on the trends that are out there. Again – but we are pretty disciplined in how we look at our assortments, particularly knowing that I have a side-by-side attached to Chad’s bigger box, so there you’ll see a bigger assortment of intimates and bras.

Operator: Thank you. Our next question comes from the line of Laura Champine with Loop Capital. Please proceed with your question.

Laura Champine – Loop Capital Markets LLC Analyst: Good morning. Thanks for taking my question. It’s about the calendar impacts in Q4, if you could flesh those out from us given the movement we’re going to see in Q4. And then you will lap a tougher comparison in Q4, what’s your expectation for – what are you doing to try to drive a positive comp in Q4 on those tougher compares?

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah. So calendar impacts in Q4, you lose the 53rd week obviously. That represents approximately $60 million of revenues in the quarter. And from impact on profitability, you should be thinking about a 25% to 30% flow-through impact as a result of that calendar shift.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: And as for – I talked a little bit before about Q4, so I’ll let Jen talk about Aerie. But as I said, there isn’t any category of AE that doesn’t have opportunity in Q4. We are definitely gearing up with, I think, the best product we’ve had for holiday, heading into the fall with the most balanced performance across brands, across genders, categories. We are going to be focusing on jeans as we always do and I think we have a lot of opportunity in the quarter.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: And then Aerie, we left more open to buy for the business for Q4, so we actually had some test and scale opportunity in key items. We’re learning right now about what and how high some of those items can be and we’ve been responding to it. So hopefully, that’s going to pay off for us. But I think the strategy is going to be great. We have a flow strategy too that’s to our advantage, and the team is highly focused on delivering the actionables in place and executing to our holiday strategy. So we feel pretty good.

Operator: Thank you. Our next question comes from the line of Janine Stichter with Jefferies. Please proceed with your question.

Janine Stichter – Jefferies LLC Analyst: Hi. Good morning. I just wanted to follow up on the e-commerce delivery expense. It was only a slight headwind during the quarter as you just said. Understanding that maybe part of this was just that the growth moderated a little bit on e-commerce, are you seeing any relief on that line item? I know you have initiatives in place like reserve in store and you’ve been doing the ship from store initiative for a while so just have you refine that process. And then also just wanted to ask about IMU, what you’re seeing in terms of product costs and your outlook for the next several quarters? Thank you.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah. The team’s really been doing an excellent job managing the digital delivery expense components, if you will. So shipments per order have actually – are flat to slightly below prior period. And then cost per shipment has been also very well managed in light of the fact that a lot of people have been experiencing shipment cost increases. It’s really just a function of increased transaction volumes that’s really driving that.

And then your second question, costs. We expect comparable – the team’s been doing an exceptional job actually managing costs. So all material costs, labor, I’ll call it, other input costs is cotton, et cetera, have been experiencing increases. But just based on the sheer volume and the negotiating experience that our teams have, they’ve really been able to leverage our order size and really offset any increase in those input costs. So we’re expecting like-for-like product costs to be flat or slightly down as a result of that.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Okay. Melissa, we can take one more call.

Operator: Thank you. Our last question for today comes from the line of Susan Anderson with B. Riley FBR. Please proceed with your question.

Susan Anderson – B. Riley FBR, Inc. Analyst: Hi. Good morning. Nice job on the quarter. I was maybe wondering if you could talk about just any fashion newness you’re seeing for back-to-school and holiday. And then also within the fashion cycle, how many more legs do you think this can continue particularly on the denim side and bottom side? It sounds like you’re still seeing quite a bit of strength. But is there a continued newness for the consumer to continue to stock their closets, I guess, into the back half of the year? Thanks.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yeah. We don’t – it’s so early in the fall season. I don’t want to comment on specific trends that we’re seeing that people might also able to trace into for holiday. But I will say that we are seeing – as we started to see in Q1, we are seeing some nice changes in the women’s business that we’ve been reacting to and continue to feel positive about going into fall.

As for jean, as a company, we have been bullish for years on the jeans business and remain so. I don’t see people stopping wearing jeans anytime soon. Our jeans business was growing when everyone was talking about the death of the jeans business. Our jeans business is growing when people are talking about jeans being on a sort of fad or fashion movement, and I anticipate our jeans business will continue to grow for quarters and years to come.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Okay. Well, thanks everyone for your participation today. We will be around for call back, so give us a call for follow-ups. Thanks. Have a great day.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Thank you.

Operator: Thank you. This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.